                        COMPUTER TASK GROUP, INCORPORATED


                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                  (amounts in thousands, except per share data)



Year Ended December 31:                         2002         2001          2000         1999         1998
----------------------                          ----         ----          ----         ----         ----
Weighted-average number of shares
   outstanding during year   .............     16,567       16,435        16,187       16,401       16,216
Common Stock equivalents - incremental
   shares under stock option plans........        328            -             -          279          697
                                             --------      -------       -------      -------      -------
Number of shares on which diluted
  Income (loss) per share is based .......     16,895       16,435        16,187       16,680       16,913


Net income (loss) before cumulative effect
  of change in accounting principle.......     $1,362      $(2,202)      $(5,661)     $16,701      $24,045

Cumulative effect of change in
  accounting principle....................    (37,038)           -             -            -            -
                                              ------------------------------------------------------------

Net income (loss).........................   $(35,676)     $(2,202)      $(5,661)     $16,701      $24,045
                                             ========      =======       =======      =======      =======

Basic net income (loss) per share
Net income (loss) before cumulative effect
  of change in accounting principle.......      $0.08      $(0.13)       $(0.35)        $1.02        $1.48
Cumulative effect of change in
  accounting principle....................     (2.23)            -             -            -            -
                                               -----------------------------------------------------------
Basic income (loss) per share.............    $(2.15)      $(0.13)       $(0.35)        $1.02        $1.48
                                              =======      =======       =======        =====        =====

Diluted net income (loss) per share
Net income (loss) before cumulative effect
  of change in accounting principle.......      $0.08      $(0.13)       $(0.35)        $1.00        $1.42
Cumulative effect of change in
  accounting principle....................     (2.19)            -             -            -            -
                                               -----------------------------------------------------------
Diluted income (loss) per share...........    $(2.11)      $(0.13)       $(0.35)        $1.00        $1.42
                                              =======      =======       =======        =====        =====




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